Exhibit 10.1

Annual Cash Performance Bonus Award Agreement

To: [•]
Date of grant: [•]
You have been granted a contingent annual cash performance bonus award for fiscal [•] under our 2014 Equity Incentive Plan. The award represents the right to receive a monetary value on settlement as provided in this agreement, which contains the terms and conditions of your award.
1. 2014 Equity Incentive Plan. This award is a Cash-Based Award under the Plan and is subject to all of the terms and conditions stated in this agreement and the Plan, which is a part of this agreement. Capitalized terms used but not otherwise defined in this agreement have the meanings given those terms in lululemon’s 2014 Equity Incentive Plan.

2.Target Bonus Amount. Your target bonus amount under this award is [•]% of your base salary. This is the amount that you would be paid if the financial performance goals were achieved at the [•] level set by the Committee. The actual payout of the bonus may vary from 0% of the target bonus amount for performance below a threshold to [•]% of the target bonus amount for achieving or exceeding the maximum performance level set by the Committee.

3.Award Payout Formula. The amount of the bonus payout, if any, you are eligible to receive under this award will be determined by the Committee based on the bonus award payout formula set out in Attachment A, which is attached to this agreement and which is a part of this agreement. Any bonus payout will be based on the achievement of specified performance objectives determined by the Committee, which may include corporate performance goals and individual performance goals. The bonus award payout formula established by the Committee includes the relative weighting of each specific performance measure, as well as the portion of any bonus payout to be determined by the achievement of corporate performance goals and individual performance goals.

4.Determination of Bonus Payout Amount. Following the completion of the Performance Period, the Committee will review performance relative to the achievement of the specified performance objectives established by the Committee in order to determine the amount of bonus payable to you under the bonus payout formula set out in Attachment A. In making this determination, the Committee may make adjustments that will be applied in calculating whether the performance goals have been met to factor out extraordinary, unusual, or non-recurring items. The Committee may use discretion in determining the amount of bonus payable to you, including determining that your bonus payout will be less than (but not greater than) the amount that would otherwise be payable under the bonus payout formula.

5.Bonus Payout and Eligibility to Receive Payout. Any bonus payout under this award will be paid to you only if you continue to render Service through the date on which bonus payouts are made, unless your Service is terminated before the end of the Performance Period because of your death or Disability. The bonus payout will be made as soon as administratively possible after the Committee has determined the amount of the bonus payout, which is expected to be within approximately 75 days after the end of the Performance Period. The Committee has discretion to pay or settle this award in any combination of cash, shares of Stock or other securities.

6.Bonus Payout Prorations. If you meet the eligibility criteria and began rendering Service after the start of the Performance Period but before October 30th of that fiscal year, or if your Service is terminated before the end of the Performance Period because of your death or Disability, the Committee may (in its sole discretion) choose to prorate the amount of any bonus payout based on the number of days you rendered Service during the Performance Period. The Committee also may use its discretion to prorate the amount of any bonus payout if you are on a leave of absence for a portion of the Performance Period or if you change positions within the Company during the Performance Period.

7.Repayment Policy. Any payment made to you with respect to this award is subject to repayment or forfeiture as may be required to comply with (1) the Company’s Incentive Compensation Recoupment Policy as in effect from time to time, (2) any applicable listing standards of a national securities exchange and any implementing rules and regulations of the U.S. Securities and Exchange Commission, (3) similar rules under the laws of any other jurisdiction, and (4) any policies adopted by the Company after the date of this agreement, all to the extent determined by the Company to be applicable to you, subject to applicable law.

8.Tax Matters. The Company has not obtained a tax ruling or other confirmation from the United States Internal Revenue Service with regard to the application of Section 409A to this award, and it does not represent or warrant that this agreement will avoid adverse tax consequences to you, including as a result of the application of Section 409A to this award. The Company may amend this agreement, void or amend any election you make under this agreement or delay any payments in such a manner as it determines to be necessary or appropriate to comply with Section 409A without your consent and without giving you prior notice. You hereby release and hold harmless the Company, its directors, officers and stockholders from any and all claims that may arise or relate to any tax liability, penalties, interest, costs, fees or other liability you incur in connection with this award.

9.Transfer of Residence. If you transfer your residence or Service to another country, the Company may amend or supplement this agreement in such a manner as it determines to be necessary or appropriate to comply with applicable laws, rules and regulations or to facilitate the operation and administration of this award and the Plan, in each case without your consent and without giving your prior notice.

10.Acknowledgements. By accepting this award, you acknowledge and agree that (1) this this award will be considered a Performance Award and is governed by the provisions of the Plan; (2) you have read and are familiar with the Plan, a copy of which has been made available to you, and you accept this award subject to the terms and conditions of the Plan and this agreement; (3) you have been advised to seek the advice of your own independent tax advisor prior to accepting this award and you are not relying on any representations of the Company or any of its agents as to the effect or advisability of entering into this agreement; (4) you consent to electronic delivery of the Plan and any documents related to the Plan or this award; and (5) you will be bound by the terms of the Company’s Incentive Compensation Recoupment Policy as in effect at any time.

11.Miscellaneous. This agreement is binding on you and your heirs, executors, administrators, successors and assigns. Any document relating to participation in the Plan and any notice required or permitted under this agreement must be in writing and will be deemed given when personally delivered, emailed to the most current email address in the Company’s records, made available on an electronic network or database, or deposited in the U.S. mail by registered or certified mail or similar method of any foreign postal service. Except for any employment agreement between you and the Company in effect as of the grant date of this award, this agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to this award and supersede all prior understandings and agreements. This agreement is to be governed by the laws of the State of Delaware, without regard to its conflict of law rules. Nothing in this agreement or the Plan will be construed to confer on you any right to continue in Service. If there is a conflict between the terms and conditions of this agreement and the Plan, the terms and conditions of the Plan will have the highest authority.

LULULEMON ATHLETICA INC.
By:
Name:
Title:
I hereby acknowledge that I have read, understand and accept the terms of this award agreement, the Plan and the Company’s Incentive Compensation Recoupment Policy.

PARTICIPANT

Date:

ATTACHMENT A
BONUS AWARD PAYOUT FORMULA

Participant:	[•]
Date of grant:	[•]
Target bonus amount:	[•] of base salary
Performance period:	Fiscal [•]

The amount of the bonus payout, if any, you are eligible to receive under this award will be based on the achievement of corporate and individual performance goals as provided below.
The performance measures and respective weightings are as follows:

Performance Measures	Weighting
Financial Performance Measures	[•]%
Individual Performance Measures	[•]%
The financial performance measures and respective weightings are as follows:

Financial Performance Measures	Weighting
[•]	[•]%
[•]	[•]%
The respective percentage with respect to each financial performance measure will be calculated as follows:

Measure	Below Threshold	Threshold	Target	Maximum
[•]	[•]%	[•]%	[•]%	[•]%
[•]	[•]%	[•]%	[•]%	[•]%
With respect to each financial performance measure, if actual performance is between the threshold level and target, or between target and maximum, the applicable percentage will be calculated using straight line linear interpolation on each independent metric. If actual performance is below threshold, the applicable multiplier will be 0%.